Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-74604



PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 27, 2002
TO PROSPECTUS DATED DECEMBER 13, 2001



                            PRO-PHARMACEUTICALS, INC.


                        2,650,462 Shares of Common Stock
                                 $.001 par value


     We are using this prospectus supplement in connection with our "best efforts" offering of 1,428,572 shares of our common stock, $.001 par value per share.

     Legend for Residents of all States:

     The securities offered hereby have not been registered under the securities laws of any state and are being offered and sold in reliance on exemptions from the registration requirements of such laws. The securities may be subject to restrictions on transferability and resale under state securities laws and may not be transferred or resold except as permitted under such laws pursuant to registration or exemption therefrom. This prospectus, as accessible electronically as an EDGAR filing on the Securities and Exchange Commission website or other commercial websites, does not constitute an offer or solicitation in any state (including California) or jurisdiction in which such offer or solicitation is not authorized.

     You should read this prospectus supplement together with our prospectus dated December 13, 2001 and our prospectus supplement no. 1 dated February 11, 2002, which are to be delivered with this prospectus supplement.



          The date of this Prospectus Supplement is February 27, 2002.